UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 13, 2018

JAMES RIVER GROUP HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-36777	98-0585280
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Wellesley House, 2nd Floor, 90 Pitts Bay Road, Pembroke Bermuda	HM 08
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	+1-441-278-4580

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2018, James River Group, Inc. (“JRGI”), a wholly-owned subsidiary of James River Group Holdings, Ltd. (the “Company”), entered into a letter agreement (the “Letter Agreement”) with Dennis Johnson setting forth the terms of his employment in connection with Mr. Johnson’s transition to the role of Chief Underwriting Officer of Falls Lake National Insurance Company (“FLNIC”) and the Company’s other subsidiaries engaged in its specialty admitted insurance business. Until March 31, 2018, Mr. Johnson had served as President and Chief Executive Officer of JRG Reinsurance Company, Ltd. (“JRG Re”), the Company’s subsidiary engaged in casualty insurance.

The Letter Agreement, which is effective as of April 1, 2018, provides for a two year term ending March 31, 2020. It also provides for Mr. Johnson to receive a base salary of $438,949 per year and be eligible to receive an annual discretionary bonus, which compensation was consistent with the terms of his employment while serving as President and Chief Executive Officer of JRG Re.

The Letter Agreement also provides that Mr. Johnson will be entitled to participate in all employee benefit plans and other fringe benefits or plans generally available to executive employees of JRGI and its subsidiaries, as well as reimbursement of reasonable costs for relocation to North Carolina, and up to $2,500 per month on an after tax basis for housing expenses incurred by Mr. Johnson while living in North Carolina during the term of the agreement.

Pursuant to the Letter Agreement, in the event Mr. Johnson’s employment is terminated without cause by JRGI, by him for good reason (with the terms “cause” and “good reason” defined in the Letter Agreement), (a) before or 12 months or more after a “change in control” (as defined in the Letter Agreement), or if JRGI and Mr. Johnson do not enter into a written agreement pertaining to Mr. Johnson’s employment after the expiration of the term (an “Expiration Termination”), he shall be entitled to an amount equal to his base salary for a period of 18 months after the termination date, or (b) within 12 months after a change in control, Mr. Johnson shall be entitled to an amount equal to his base salary for a period of 30 months after the termination date, in each case paid in accordance with customary payroll. In the event of any such termination of Mr. Johnson’s employment by JRGI without cause, by him for good reason, or the occurrence of the Expiration Termination, he shall also be entitled to continuation of insurance coverage for a period of 18 months and payment of any unpaid discretionary cash bonus awarded to him for the year prior to which any such termination occurs. The payment of the foregoing benefits is contingent upon Mr. Johnson’s compliance with certain post-employment confidentiality and non-compete and non-solicitation requirements set forth in the Letter Agreement. To the extent that such obligations are breached by Mr. Johnson, the benefits will terminate, and Mr. Johnson will be obligated to repay any such amounts.

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Simultaneously with his entry into the above described Letter Agreement, Mr. Johnson entered into a Termination of Employment Agreement (the “Termination Agreement”) with JRG Re providing for the termination of Mr. Johnson’s employment agreement, dated January 17, 2018, with JRG Re in connection with his transition to Chief Underwriting Officer of FLNIC and the Company’s other subsidiaries engaged in its specialty admitted insurance business.

The foregoing descriptions of each of the Letter Agreement and the Termination Agreement are qualified in their entirety by reference to the Letter Agreement and Termination Agreement, which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated, herein by reference.

Item 9.01.	Financial Statements and Exhibits.

10.1	Letter Agreement, dated April 13, 2018, between James River Group, Inc. and Dennis Johnson

10.2	Termination of Employment Agreement, dated April 13, 2018, between JRG Reinsurance Company, Ltd. and Dennis Johnson

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

James River Group Holdings, Ltd.

Dated: April 16, 2018	By:	/s/ Sarah C. Doran
Sarah C. Doran
Chief Financial Officer

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Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated April 13, 2018, between James River Group, Inc. and Dennis Johnson

10.2	Termination of Employment Agreement, dated April 13, 2018, between JRG Reinsurance Company, Ltd. and Dennis Johnson

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